Exhibit 5.1

The PNC Financial Services Group, Inc.

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

May 14, 2009

The PNC Financial Services Group, Inc.

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), in connection with the registration statement on Form S-3, (Registration No. 139912) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the proposed offer and sale from time to time of the Company’s common stock, par value $5.00 per share (the “Company Common Stock”), and a Prospectus Supplement dated May 14, 2009 to the Prospectus dated January 10, 2007 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to an equity distribution agreement dated May 14, 2009 (the “Equity Distribution Agreement”) between the Company and Morgan Stanley & Co., Incorporated, under the Registration Statement of up to 15,000,000 shares of Company Common Stock (the “Common Shares”).

In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I, or attorneys under my supervision, have deemed necessary or appropriate. In rendering this opinion, I have relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.

I am a member of the Bar of the Commonwealth of Pennsylvania and I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the Pennsylvania Business Corporation Law and the laws of the Commonwealth of Pennsylvania.

This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations. In rendering such opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

The PNC Financial Services Group, Inc.

May 14, 2009

Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Shares, and that when and if issued and delivered and paid for in accordance with the terms of the Equity Distribution Agreement, the Common Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ George P. Long, III
George P. Long, III Senior Counsel and Corporate Secretary The PNC Financial Services Group, Inc.